EXHIBIT 2

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	March 31	December 31

	2003	2002

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$40,887	$37,208
Accounts receivable, net	3,923	4,169
Receivables from sales representatives	2,858	2,932
Inventory of paper	439	545
Prepaid expenses and other current assets	1,340	1,147

Total Current Assets	49,447	46,001

Property and equipment, net	12,301	14,110
Long term investments	100	100
Bonds held to maturity, at amortized cost	1,193	1,358
Other assets	1,026	1,081

Total Assets	$64,067	$62,650

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,877	$4,284
Deferred income and customer prepayments	17,562	18,259
Accrued liabilities	5,665	5,361
Income taxes payable	329	368

Total Current Liabilities	27,433	28,272

Liabilities for incentive and bonus plans	1,025	1,025
Amount due to parent company	11,404	11,404
Minority interest	2,927	2,823
Deferred tax liability	673	604

Total Liabilities	43,462	44,128

Shareholders’ equity:
Ordinary shares, US$0.01 par value; 50,000,000 shares authorized; 26,313,949 (2002: 26,308,949) shares issued and outstanding	263	263
Additional paid in capital	81,335	80,486
Retained deficit	(56,165)	(57,680)
Less : Unearned compensation	(4,828)	(4,547)

Total shareholders’ equity	20,605	18,522

Total liabilities and shareholders’ equity	$64,067	$62,650

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended
	March 31,

	2003	2002

	(Unaudited)	(Unaudited)
Revenues:
Online services	$12,585	$12,901
Other media services	8,872	8,697
Miscellaneous	183	161

	21,640	21,759
Operating Expenses:
Sales	7,278	7,361
Circulation	2,668	2,872
General and administrative	7,295	7,162
Online services development	1,315	1,441
Non-cash compensation expense (Note 1)	537	719
Amortization of intangibles/Software development cost	1,025	867

Total Operating Expenses	20,118	20,422

Income from Operations	1,522	1,337

Interest income	212	48
Foreign exchange gains (losses), net	(24)	(72)

Income before Income Taxes	1,710	1,313
Income Tax Provision	(91)	(279)

Income before minority interest	$1,619	$1,034

Minority interest	$(104)	$(20)

Net Income	$1,515	$1,014
Retained earnings/(deficit) brought forward	(57,680)	(61,987)

Retained earnings/(deficit) carried forward	(56,165)	(60,973)

Basic net income per share	$0.06	$0.04

Share used in basic net income per share calculations	26,310,727	26,305,727

Diluted net income per share	$0.06	$0.04

Share used in diluted net income per share calculations	26,315,350	26,306,323

Notes :	1.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans. Non-cash compensation represents the following categories of expenses:

	Three months ended
	March 31,

	2003	2002

	(Unaudited)	(Unaudited)
Sales	81	130
Circulation	26	131
General and administrative	328	259
Online services development	102	199

	537	719

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended March 31

	2003	2002

	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income/(Loss)	$1,515	$1,014
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Depreciation and amortization	2,220	2,220
(Profit)/Loss on sale of property and equipment	(4)	1
Accretion of U.S. Treasury strips zero % coupons	(19)	(26)
Bad debt expense	122	274
Non-cash compensation expense	537	719
Income attributable to minority shareholder	104	20
Property and equipment written off	—	17

	4,475	4,239
Changes in assets and liabilities:
Accounts receivables	124	625
Receivables from sales representatives	74	(689)
Receivables from related party sales representatives	—	(282)
Inventory of paper	106	180
Prepaid expenses and other current assets	(193)	(247)
Long term assets	55	59
Accounts payable	(407)	(411)
Accrued liabilities and liabilities for incentive and bonus plans	304	(82)
Deferred income and customer prepayments	(697)	(675)
Tax liability	30	177

Net cash provided by operating activities	3,871	2,894

Cash flows from investing activities:
Purchase of property and equipment	(413)	(1,148)
Proceeds from sales of property and equipment	6	—
Proceeds from matured bonds	185	—

Net cash used for investing activities	(222)	(1,148)

Cash flows from financing activities:
Amount received towards directors stock option plan	30	50

Net cash generated from financing activities	30	50

Net increase/(decrease) in cash and cash equivalents	3,679	1,796
Cash and cash equivalents, beginning of the year	37,208	20,236

Cash and cash equivalents, end of the year	40,887	22,032

Supplemental cash flow disclosures:
Income tax paid	61	102
Interest paid	—	—